Filed pursuant to Rule 424(b)(3)

Registration No. 333-286294

PROSPECTUS SUPPLEMENT NO. 18

(to Prospectus dated April 11, 2025)

Fold Holdings, Inc.

49,161,055 Shares of Common Stock

925,590 SATS Warrants to Purchase Shares of Common Stock

12,434,658 Shares of Common Stock Issuable Upon Exercise of the Public Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 11, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-286294). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the symbols “FLD” and “FLDDW,” respectively. The last reported sales price of our Common Stock and Warrants on the Nasdaq Stock Market LLC on February 26, 2026 were $1.48 per share of Common Stock and $0.12 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and other risk factors contained in the documents incorporated by reference therein, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2026

Fold Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41168	86-2170416

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2942 North 24th Street, Suite 115, #42035 Phoenix, Arizona	85016
(Address of principal executive offices)	(Zip Code)

(866) 365-3277

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	FLD	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	FLDDW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Contemporaneously with the termination (as described below) of the March 2025 Note (as defined below), Fold Holdings, Inc. (the "Company") entered into a Purchase Agreement with SATS Credit Fund L.P. ("SATS") dated February 25, 2026 (the "Purchase Agreement"), pursuant to which SATS purchased from the Company a $13.0 million promissory note, repayable in cash (the "New Note") and 520,000 shares of the Company's Common Stock (the "Initial Commitment Shares"). Closing of the Purchase Agreement occurred upon satisfaction of the conditions described therein on February 26, 2026.

The New Note has a term of one year and an interest rate of 10.0% per annum, payable monthly. The Company has the right to fully or partially prepay the New Note at any time without penalty. Upon certain "trigger prices", namely $45,000 per bitcoin, $40,000 per bitcoin, and $37,000 per bitcoin, as calculated as described in the New Note, SATS may require the Company to prepay up to 25%, 50% and 100%, respectively, of the outstanding principal amount of the New Note plus all accrued and unpaid interest on such amount. The New Note is senior unsecured debt of the Company, but permits the Company to incur up to $25 million in future indebtedness (the "Permitted Debt Cap") and excludes from the Permitted Debt Cap the New Note and debt incurred for the purpose of operating the Company's anticipated credit card program. The New Note contains certain customary events of default provisions, including failure to maintain the listing of the Company's Common Stock, insolvency, bankruptcy, liquidation, and failure to pay amounts due with respect to $1,000,000 in other indebtedness. The New Note is renewable for an additional one year term upon the mutual consent of the Company and SATS and upon the issuance by the Company to SATS of an additional 520,000 shares of the Company's Common Stock (the "Renewal Commitment Shares").

Contemporaneously with the Company's entry into the Purchase Agreement, on February 25, 2026, the Company and SATS entered into a Registration Rights Agreement pursuant to which the Company agreed to provide certain customary registration rights and piggyback registration rights to SATS with respect to the Initial Commitment Shares and Renewal Commitment Shares under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SATS is an investment fund raised and managed by Ten 31, LLC, an affiliate of the Company's lead director, Jonathan Kirkwood. Accordingly, the related party transactions entered into hereto were approved by the Company's audit committee as required by the Company's organizational documents.

The description of the Purchase Agreement, the New Note, and the Registration Rights Agreement herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, the New Note, and the Registration Rights Agreement, copies of which are filed as Exhibit 10.1 hereto, Exhibit 10.2 hereto, and Exhibit 10.3 hereto, respectively, and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Reference is made to that secured convertible note (the "March 2025 Note") issued on March 6, 2025 by the Company to SATS, with a face value of approximately $46.3 million, pursuant to a Securities Purchase Agreement between the Company and SATS. Pursuant to the conversion feature of the March 2025 Note, up to 3.7 million shares of the Company's common stock were issuable to SATS, with a conversion price of $12.50 per share. Five hundred (500) bitcoin were held as collateral under the March 2025 Note, which would either be released to the Company upon conversion of the March 2025 Note in accordance with its terms or returned to SATS to repay the principal of the March 2025 Note. The interest rate of the March 2025 Note was 7% per annum, payable quarterly. The Company prepaid the first year of interest of the March 2025 Note and payment in interest shares (valued at $12.50 per share) was due beginning April 1, 2026. On February 25, 2026, the Company returned the 500 bitcoin held as collateral pursuant to the March 2025 Note, and on February 26, 2026, upon mutual consent of the parties, the March 2025 Note was extinguished and the related Securities Purchase Agreement was terminated. No penalties were incurred by the Company to extinguish the March 2025 Note.

Subsequent to the closing of the Purchase Agreement, as described above, on February 27, 2026, the Company extinguished the Convertible Note (the "Investor Note") dated December 24, 2024, as amended from time to time, issued by the Company to a certain holder named therein, and terminated the related Securities Purchase Agreement and other transaction documents with the holder pursuant to which such note was purchased. Interest on the Investor Note was 12% per annum, payable quarterly in cash or shares. The Note could be converted into shares of the Company's Common Stock at the holder's option at a conversion price of $9.00. The Investor Note was a senior note secured by 300 bitcoin held by a custodian and 221 bitcoin held in reserve. The Investor Note further subjected the Company to certain restrictions on the incurrence of indebtedness and the issuance of shares. To extinguish the Investor Note, the Company paid the holder thereof approximately $27.5 million in cash, $20 million of which consisted of the return of principal and $7.5 million of which consisted of the multiple on invested capital mandated by the terms of the Investor Note. The Company paid off the Investor Note with cash obtained from the closing of the Purchase Agreement and the sale of bitcoin.

SATS is an investment fund raised and managed by Ten 31, LLC, an affiliate of the Company's lead director, Jonathan Kirkwood.

Accordingly, the related party transactions entered into hereto were approved by the Company's audit committee as required by the Company's organizational documents.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On February 27, 2026, the Company issued a press release announcing the extinguishment of the March 2025 Note and the Investor Note, a copy of which is furnished as Exhibit 99.1 hereto.

The information set forth in Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*^	Purchase Agreement dated February 25, 2026 by and between Fold Holdings, Inc. and SATS Credit Fund L.P.
10.2^	Form of Senior Unsecured Promissory Note dated February 25, 2026
10.3^	Registration Rights Agreement dated February 25, 2026 by and between Fold Holdings, Inc. and SATS Credit Fund L.P.
99.1	Press Release dated February 27, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

^ Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOLD HOLDINGS, INC.

	By:	/s/ Will Reeves
		Name:	Will Reeves
		Title:	Chief Executive Officer

Dated: February 27, 2026

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[***]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of February 25, 2026, is by and between Fold Holdings, Inc., a Delaware corporation (the “Company”), and SATS Credit Fund LP, a Delaware limited partnership (the “Buyer” and together with the Company, the “Parties” and each a “Party”).

BACKGROUND

A.
Each of the Company and the Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”).

B.
The Company has authorized a senior unsecured promissory note of the Company, in the original principal amount of Thirteen Million Dollars ($13,000,000), substantially in the form attached hereto as Exhibit A (the “Note”).

C.
The Buyer wishes to purchase, and the Company wishes to sell, at the Closing (as defined below), upon the terms and conditions stated in this Agreement, (i) the Note, and (ii) an aggregate of 520,000 shares of Common Stock (as defined below) (the “Commitment Shares”). The Commitment Shares shall be issued to the Buyer as additional consideration for the transactions contemplated by this Agreement. The Note provides for a renewal option pursuant to which the Company may elect to extend the maturity of the Note for one additional twelve (12) month period, subject to the issuance of an additional 520,000 shares of Common Stock to the Buyer (the “Renewal Commitment Shares”). The Commitment Shares and the Renewal Commitment Shares (if and when issued) are collectively referred to herein as the “Aggregate Commitment Shares”). The Note and the Commitment Shares (and, upon issuance, the Renewal Commitment Shares) are collectively referred to herein as the “Securities.”

D.
The Note will constitute a senior unsecured obligation of the Company.

E.
Neither the Note nor the Commitment Shares have been registered under the 1933 Act and both are being issued in reliance upon the exemption from registration afforded by Section 4(a)(2) thereof. The Company and the Buyer have executed a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Commitment Shares and the Renewal Commitment Shares (if and when issued) under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws. Until such time as they may be properly registered with the Securities and Exchange Commission (the “SEC”), the Note and the Commitment Shares shall be “restricted securities” within the meaning of Rule 144 promulgated under the 1933 Act (“Rule 144”) and subject to the transfer restrictions set forth herein and under applicable securities laws.

AGREEMENT

Now, Therefore, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer hereby agree as follows:

1.
Purchase and Sale of Note; Commitment Shares.

(a)
Purchase of Note. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to the Buyer, and the Buyer agrees to purchase from the Company on the Closing Date (as defined below), the Note in the original principal amount of Thirteen Million Dollars ($13,000,000) (the “Closing”).

(b)
Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., MST, on the first (1st) Business Day on which the conditions to the Closing set forth in Sections 6 and 7 below are satisfied or waived (or such other date as is mutually agreed to by the Company and the Buyer); provided, that if the Closing has not occurred on or before February 25, 2026 (the “Outside Date”), either Party may terminate this Agreement by written notice to the other Party, unless such Party’s failure to satisfy its closing conditions was the primary cause of the failure to close. The Outside Date may not be extended without the prior written consent of both Parties. As used herein, “Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in the State of New York are authorized or required by law to remain closed, or in fact closed.

(c)
Purchase Price. The aggregate purchase price for the Note (the “Purchase Price”) shall be Thirteen Million Dollars ($13,000,000), which the Buyer shall pay at the Closing by wire transfer of immediately available funds in United States dollars to an account designated in writing by the Company not fewer than two (2) Business Day prior to the Closing Date.

(d)
Commitment Shares. In connection with the Closing, the Company shall issue to the Buyer the Commitment Shares as additional consideration for the transactions contemplated by this Agreement. The Commitment Shares shall be issued in book-entry form, registered in the name of the Buyer (or its designee) on the Company’s share register, and shall bear the restrictive legend set forth in Section 5(b). The Commitment Shares shall be subject to the transfer restrictions set forth in Section 5(c) and Rule 144 until such time as their resale may be properly registered with the SEC.

(e)
Renewal Commitment Shares. If the Company exercises its renewal option under Section 3(c) of the Note by delivering a Renewal Consent (as defined in the Note) to the Buyer, then the Company shall issue to the Buyer the Renewal Commitment Shares as additional consideration for the extension of the maturity of the Note. The Renewal Commitment Shares shall be issued in book-entry form, registered in the name of the Buyer (or its designee) on the Company’s share register, and shall bear the restrictive legend set forth in Section 5(b) if there is no registration statement covering the Renewal Commitment Shares in effect. In such event, the Renewal Commitment Shares shall be subject to the transfer restrictions set forth in Section 5(c). The Renewal Commitment Shares shall be “Registrable Securities” under the Registration Rights Agreement and shall be entitled to the same registration rights as the Commitment Shares.

2.
Buyer’s Representations and Warranties. The Buyer represents and warrants to the Company that, as of the date hereof and as of the Closing Date:

(a)
Organization; Authority. The Buyer is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b)
Accredited Investor. The Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

(c)
Investment Purpose. The Buyer is acquiring the Securities for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the 1933 Act; provided, however, that by making the representations herein, the Buyer does not agree, or make any representation or warranty, to hold any of the Commitment Shares for any minimum or other specific term and reserves the right to dispose of the Commitment Shares at any time in accordance with, or pursuant to, a registration statement filed pursuant to this Agreement or an applicable exemption under the 1933 Act. The Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Securities. The Buyer acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each registration statement and in any prospectus contained therein to the extent required by applicable law and to the extent the prospectus is related to the resale of Registrable Securities. The Buyer has such knowledge, skill and experience in business, financial and investment matters that the Buyer is capable of evaluating the merits and risks of an investment in the Securities. With the assistance of the Buyer’s own professional advisors, to the extent that the Buyer has deemed appropriate, the Buyer has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Securities. The Buyer has considered the suitability of the Securities as an investment in light of its own circumstances and financial condition and the Buyer is able to bear the risks associated with an investment in the Securities and its authority to invest in the Securities.

(d)
No Public Sale or Distribution. The Buyer is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act. The Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(e)
Reliance on Exemptions. The Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments, and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

(f)
Information. The Buyer has been afforded the opportunity to review all materials relating to the business, finances, and operations of the Company and to ask questions of the Company as it has deemed necessary. The Buyer has sought such accounting, legal, and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Neither such inquiries nor any other due diligence conducted by the Buyer or its representatives shall modify or affect the Buyer’s right to rely on the Company's representations and warranties contained herein.

(g)
Transfer or Resale. The Buyer understands that the Securities have not been registered under the 1933 Act or any state securities laws and may not be offered for sale, sold, assigned, or transferred unless (A) subsequently registered under the 1933 Act, (B) sold pursuant to Rule 144 in accordance with its terms, or (C) sold pursuant to another applicable exemption from registration, as evidenced (if requested by the Company) by an opinion of counsel in a form reasonably acceptable to the Company.

(h)
Validity; Enforcement. This Agreement and each other Transaction Document to which the Buyer is a party have been duly authorized, executed, and delivered by the Buyer and constitute the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

(i)
No Conflicts. The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party do not (i) violate the organizational documents of the Buyer, (ii) conflict with or result in a default under any agreement or instrument to which the Buyer is a party, or (iii) violate any applicable law, rule, regulation, order, or decree, except in the case of clauses (ii) and (iii) for such matters that would not reasonably be expected to materially and adversely impair the Buyer’s ability to perform its obligations hereunder.

(j)
Solvency. The Buyer is solvent and able to pay its debts as they become due in the ordinary course of business. The Buyer has not commenced a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, or other similar law and no such case or proceeding has been commenced against the Buyer.

(k)
Residence. The office or offices of the Buyer in which it has its principal place of business is identified in the address or addresses of the Buyer set forth on the Buyer’s signature page or otherwise has been provided to the Company.

(l)
No Side Agreements. There are no agreements, understandings, instruments, contracts, or proposed transactions between the Buyer and any other Person with respect to the Securities or the transactions contemplated by the Transaction Documents, other than the Transaction Documents.

(m)
No Other Representations or Warranties. Except for the representations and warranties contained in the Transaction Documents and in Section 3 of this Agreement, neither the Company, nor any Person on behalf of the Company, has made, and the Buyer has not relied on, any other representation and warranty, express or implied, relating to the Company, its Subsidiaries, the business of the Company and its Subsidiaries, or otherwise in connection with the transactions contemplated by this Agreement or the results of operations or financial condition of the Company.

3.
Representations and Warranties of the Company. The Company represents and warrants to the Buyer that the following representations are true and correct as of the date hereof and as of the Closing Date. As used herein, the phrase “to the Company’s knowledge” shall mean the actual knowledge of any executive officer of the Company as of such time of determination.

(a)
Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with the requisite power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified to do business in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” and “Subsidiaries” shall have the meaning set forth in the Note.

(b)
Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s board of directors, and no further filing, consent, or authorization is required by the Company, its board of directors, or its stockholders (other than applicable filings with the SEC in the ordinary course). This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity. “Transaction Documents” means, collectively, this Agreement, the

Note, the Registration Rights Agreement, and each of the other agreements and instruments entered into or delivered by the parties in connection with the transactions contemplated hereby, as may be amended from time to time.

(c)
Issuance of Securities. The issuance of the Note and the Commitment Shares at the Closing is duly authorized. The issuance of the Renewal Commitment Shares, if and when issued in connection with the Company’s exercise of the renewal option under the Note, is duly authorized. Upon issuance in accordance with the Transaction Documents, (i) the Note shall constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to customary enforceability exceptions, and (ii) the Commitment Shares (and the Renewal Commitment Shares, if and when issued) shall be validly issued, fully paid, and non-assessable, free from all Liens with respect to the issuance thereof, with the holders entitled to all rights accorded to holders of Common Stock. Subject to the accuracy of the Buyer’s representations herein, the offer and issuance of the Securities is exempt from registration under the 1933 Act. “Liens” means any mortgage, lien, pledge, charge, security interest, encumbrance, or other similar restriction.

(d)
No Conflicts. The execution, delivery, and performance of the Transaction Documents by the Company and its Subsidiaries and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby (including the issuance of the Note and the Commitment Shares) will not (i) result in a violation of the Company’s certificate of incorporation (the “Certificate of Incorporation”), the Company’s bylaws (the “Bylaws” and, together with the Certificate of Incorporation, the “Organizational Documents”), or organizational documents of any of its Subsidiaries, or any capital stock or other securities of the Company or any of its Subsidiaries, (ii) conflict with, or except that the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby may, absent the Waiver (as defined in Section 3(f)), constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration, or cancellation of, any agreement, indenture, or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(e)
Consents. Assuming the accuracy of the representations made by the Buyer in Section 2, the Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with, any governmental entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver, or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof, other than such filings as may be required with the SEC in the ordinary course and applicable filings under state “blue sky” securities laws.

(f)
Required Consents. No consent, waiver, or approval of any lender, noteholder, or other creditor of the Company or any of its Subsidiaries is required in connection with the execution and delivery of the Transaction Documents and the issuance of the Securities, except for a waiver and payoff letter from the holder of the June 2025 Amended Investor Note (as defined in the Note) (the “Waiver”), pursuant to which the holder of the June 2025 Amended Investor Note has agreed, subject to and conditioned upon the consummation of the Closing, that the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby shall not constitute an Event of Default (as defined in the Investor Note) or a breach of any covenant thereunder (such conditional agreement, the “Contingent Consent”). The Waiver has been executed and delivered by the holder of the June 2025 Amended Investor Note; provided, that the Contingent Consent contained therein shall not become effective unless and until the Closing is consummated in accordance with the terms of this Agreement. The Company’s ability to satisfy the conditions of the Contingent Consent is dependent upon the Buyer’s timely performance of its obligations hereunder.

(g)
No Integrated Offering. None of the Company, its Subsidiaries, or any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of stockholders of the Company for purposes of the 1933 Act or under any applicable stockholder approval provisions, including under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated for quotation.

(h)
Material Liabilities. The Company has no liabilities or obligations, absolute or contingent (individually or in the aggregate), except obligations under contracts made in the ordinary course of business, that as of the date of this Agreement would not be required to be reflected in financial statements prepared in accordance with GAAP. The financial statements filed in the Company’s periodic reports fairly present in all material respects the financial position of the Company and its Subsidiaries, on a consolidated basis, at the respective dates thereof.

(i)
No Undisclosed Events. To the Company’s knowledge, no event, liability, development, or circumstance has occurred or exists, or is reasonably expected to exist based on events or circumstances that have occurred on or prior to the date hereof with respect to the Company, any of its Subsidiaries, or any of their respective businesses, properties, liabilities, operations, or condition (financial or otherwise), that could reasonably be expected to have a Material Adverse Effect.

(j)
SEC Reporting; Rule 144 Eligibility. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and has been subject to such reporting requirements for at least ninety (90) days. The Company has timely filed all reports required to be filed by it under the 1934 Act within the twelve (12) months preceding the date hereof (or such shorter period as the Company has been required to file such reports), giving effect to any permissible extensions in accordance with Rule 12b-25 under the 1934 Act. The Company’s Common Stock is listed on Nasdaq. The Company is current in its reporting obligations such that Rule 144 is available for sales of the Commitment Shares and Renewal Commitment Shares (if and when issued) by the Holder (subject to compliance with the applicable conditions of Rule 144, including the holding period requirements thereof).

(k)
Capitalization. As of December 31, 2025, the authorized capital stock of the Company consists of 600,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), of which [***] shares were issued and outstanding as of the date of this Agreement, and 20,000 shares of preferred stock, par value $0.0001 per share, of which no shares were outstanding as of the date of this Agreement. The Company has sufficient authorized but unissued shares of Common Stock to issue the Commitment Shares and the Renewal Commitment Shares without exceeding the Company’s authorized share count. The issuance of the Commitment Shares and the Renewal Commitment Shares (if and when issued) will not trigger any anti-dilution, adjustment, or similar provision under any existing agreement, instrument, or security of the Company or any of its Subsidiaries.

(l)
Litigation. To the Company’s knowledge, there is no action, suit, arbitration, proceeding, inquiry, or investigation before or by any court, public board, other governmental entity, self-regulatory organization, or body pending or threatened in writing against or affecting the Company or any of its Subsidiaries, the Common Stock, or any of the Company’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, which would reasonably be expected to have a Material Adverse Effect.

(m)
Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in material violation of any term of or in default under its Organizational Documents or any of its indebtedness. The Company and each of its Subsidiaries possess all certificates, authorizations, and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses.

(n)
SEC Filings; Disclosure. The Company’s filings with the SEC made during the twelve (12) months preceding the date hereof, when filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as so amended or superseded), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(o)
No Additional Agreements. The Company does not have any agreement or understanding with the Buyer with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(p)
Expense Reimbursement. The Company shall pay the reasonable and documented out-of-pocket legal fees incurred by the Buyer in relation to the preparation, negotiation and completion of this Agreement and the Note, which amount, for the avoidance of doubt, will not exceed Fifty Thousand Dollars ($50,000) in the aggregate.

4.
Covenants.

(a)
Commercially Reasonable Efforts. The Buyer and the Company shall each use commercially reasonable efforts to timely satisfy each of the covenants hereunder and conditions to be satisfied by it as provided in this Agreement.

(b)
Books and Records. The Company will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and its Subsidiaries in accordance with GAAP.

(c)
Information Cooperation. The Buyer shall, upon reasonable request by the Company, provide such information as may be reasonably necessary for the Company to comply with its tax reporting obligations, securities law filings, or regulatory requirements in connection with the transactions contemplated by the Transaction Documents. The Company shall, upon reasonable request by the Buyer, provide to the Buyer such information as may be reasonably necessary for the Buyer to comply with Rule 144 in connection with any permitted transfer of the Commitment Shares.

(d)
Listing. The Company shall use commercially reasonable efforts to maintain the listing of the Common Stock on an Eligible Market (as defined in the Note) and shall timely file any supplemental listing applications or notifications required by such Eligible Market in connection with the issuance of the Commitment Shares and the Renewal Commitment Shares (if and when issued).

(e)
Mandatory Prepayment. The Note contains a mandatory prepayment provision (Section 3(b) of the Note) pursuant to which the Buyer may require the Company to prepay a portion of the outstanding Principal.

(f)
Renewal. The Note provides the Company with the option to extend the maturity of the Note for one additional twelve (12) month period (the “Renewal Term”) by delivering written notice to the Buyer (as defined in the Note). If the Company exercises such renewal option: (i) the Company shall issue the Renewal Commitment Shares to the Buyer in accordance with Section 1(e); (ii) all covenants, obligations, and terms of the Note and this Agreement shall continue in full force and effect during the Renewal Term; and (iii) Interest shall continue to accrue at the Cash Interest Rate (as defined in the Note) during the Renewal Term.

5.
Register; Legends; Transfer Restrictions.

(a)
Register. The Company shall maintain a register for the Note in which the Company shall record the name and address of the Person in whose name the Note has been issued (including the name and address of each transferee) and the principal amount of the Note held by such Person.

(b)
Legends. The Buyer understands that the Securities have been issued pursuant to an exemption from registration or qualification under the 1933 Act and applicable state securities laws, and the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Securities):

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

(c)
Transfer Restrictions on Commitment Shares and Renewal Commitment Shares. The Commitment Shares (and the Renewal Commitment Shares, if and when issued in the absence of registration) are “restricted securities” within the meaning of Rule 144 and may not be offered, sold, transferred, assigned, pledged, hypothecated, or otherwise disposed of except (i) in compliance with Rule 144 (including the applicable holding period, volume limitations (if the Buyer is an affiliate of the Company), manner of sale requirements, and current public information requirements), (ii) while a valid Registration Statement covering the resale of such Commitment Shares or Renewal Commitment Shares (as applicable) is effective with the SEC, or (iii) pursuant to another available exemption from registration under the 1933 Act. The Buyer shall, prior to any transfer of the Commitment Shares or Renewal Commitment Shares, if requested by the Company, deliver to the Company an opinion of counsel to the Buyer, in a form reasonably acceptable to the Company, that such transfer may be effected without registration under the 1933 Act.

(d)
Stop-Transfer Instructions. The Company shall be entitled to instruct its transfer agent to place a stop-transfer restriction on the Commitment Shares and the Renewal Commitment Shares (if and when issued), preventing any transfer not in compliance with this Agreement and applicable securities laws. The stop-transfer order shall remain in effect until the restrictive legend is removed in accordance with Section 5(e).

(e)
Legend Removal. Upon the written request of the Buyer to the Company and the Company’s transfer agent, the Company shall remove (or cause to be removed) the restrictive legend set forth in Section 5(b) from the Commitment Shares and Renewal Commitment Shares, as applicable, and cause the Company’s transfer agent to lift the stop-transfer restriction, in each case upon delivery by the Buyer to the Company of evidence reasonably satisfactory to the Company (which may include an opinion of counsel to the Buyer in form reasonably acceptable to the Company) that the Commitment Shares or Renewal Commitment Shares, as applicable, may be sold without restriction under Rule 144 or are otherwise eligible for resale without restriction under applicable securities laws.

6.
Conditions to the Company’s Obligation to Sell. The obligation of the Company hereunder to issue and sell the Note and the Commitment Shares (and, if the renewal option is exercised, the Renewal Commitment Shares) to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Buyer with prior written notice thereof:

(a)
The Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b)
The Buyer shall have paid to the Company the Purchase Price for the Note by wire transfer of immediately available funds.

(c)
The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and the Buyer shall have performed, satisfied, and complied in all material respects with the covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by the Buyer at or prior to the Closing Date.

(d)
No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(e)
No material adverse change shall have occurred with respect to the Buyer’s financial condition or ability to perform its obligations hereunder since the date of this Agreement.

(f)
No material adverse change shall have occurred with respect to the Company’s financial condition or ability to perform its obligations hereunder since the date of this Agreement.

7.
Conditions to the Buyer’s Obligation to Purchase. The obligation of the Buyer hereunder to purchase the Note at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)
The Company shall have duly executed and delivered to the Buyer (i) the Note in the original principal amount of Thirteen Million Dollars ($13,000,000), (ii) the Registration Rights Agreement; and (iii) such other documents and instruments as the Buyer may reasonably request in connection with the Closing.

(b)
The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and the Company shall have performed, satisfied, and complied in all material respects with the covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by the Company at or prior to the Closing Date.

(c)
No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d)
No material adverse change shall have occurred with respect to the Buyer’s financial condition or ability to perform its obligations hereunder since the date of this Agreement.

8.
Signing & Closing Logistics. This Agreement and each other Transaction Document shall be signed, delivered, and held in escrow pending satisfaction of the closing conditions in Sections 6 and 7, and shall not become effective unless and until the Closing occurs (other than this Section 8 and Section 9).

9.
Termination. This Agreement may be terminated at any time prior to the Closing: (i) by mutual written consent of the Company and the Buyer; or (ii) by either Party, upon written notice to the other Party, if the Closing has not occurred on or before the Outside Date; provided, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party whose failure to satisfy its closing conditions was the primary cause of the failure of the Closing to occur on or before the Outside Date. In the event that this Agreement is terminated pursuant to this Section, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination, subject to the provisions of Section 8, and such termination shall be without liability to the respective Parties; provided, that nothing in this Section shall relieve the Parties of any liability for fraud or a willful breach of this Agreement.

10.
Miscellaneous.

(a)
Governing Law; Jurisdiction; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles that would result in the application of the law of another jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in the City of New York or the United States District Court for the Southern District of New York), and waives any objection to venue or jurisdiction therein. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THIS WAIVER, (B) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (C) IT MAKES THIS WAIVER VOLUNTARILY.

(b)
Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(c)
Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(d)
Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid, or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof.

(e)
Entire Agreement; Release. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations, whether oral or written. Except for the representations and warranties expressly set forth in Sections 2 and 3 hereof and in the Transaction Documents, no Party has made or is relying on any representation, warranty, or inducement relating to the transactions contemplated hereby, and each Party disclaims reliance on any such representation, warranty, inducement, statement, or information not expressly set forth herein or in the other Transaction Documents.

(f)
Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided that, such sent email is kept on file by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The mailing addresses and e-mail addresses for such communications shall be: (x) if to the Company: Fold Holdings, Inc., 2942 North 24th Street, Suite 115, #42035, Phoenix, Arizona 85016, Attention: Legal Department (with a copy, which shall not constitute notice, to [***]) and (y) if to the Buyer, to [***] (with a copy, which shall not constitute notice, to [***]), or to such other mailing or email address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

(g)
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, including any purchasers of any of the Note, subject to the transfer restrictions set forth in this Agreement and the Note.

(h)
No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)
Amendments and Modifications. This Agreement may be amended, modified, or supplemented only by written agreement of the Parties hereto.

(j)
Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)
Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

(l)
Remedies. Each Party acknowledges that a breach of this Agreement would cause irreparable harm for which money damages would be inadequate. Accordingly, in addition to any other remedies available at law or in equity, each Party shall be entitled to specific performance and other equitable relief to enforce this Agreement, without the necessity of posting a bond or proving the inadequacy of money damages.

[Signature Page Follows]

In Witness Whereof, the Buyer and the Company have caused their respective signature page to this Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

FOLD HOLDINGS, INC.

By: /s/ Will Reeves

Name: Will Reeves

Title: Chief Executive Officer

BUYER:

SATS CREDIT FUND LP

By: SATS Credit Fund GP LLC, its general partner

By: /s/ Jonathan Kirkwood

Name: Jonathan Kirkwood

Title: Managing Member

Signature Page to Purchase Agreement

EXHIBIT A

FORM OF NOTE

[Attached]

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[***]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

[THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT.]

FOLD HOLDINGS, INC.

SENIOR UNSECURED PROMISSORY NOTE

Issuance Date: February 25, 2026 Original Principal Amount: $13,000,000

For Value Received, Fold Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay to [***], or its registered assigns (the “Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to prepayment or otherwise, the “Principal”) when due, whether upon the Maturity Date, or upon acceleration or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Cash Interest Rate (as defined below) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or upon acceleration or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section 12.

WHEREAS, the Company and the Holder are entering into the Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Holder will purchase, for the purchase price of $13,000,000, this Senior Unsecured Promissory Note (this “Note”) and 520,000 shares of Common Stock (the “Initial Commitment Shares”) from the Company;

WHEREAS, this Note may be renewed pursuant to Section 3(d) hereof upon the issuance of an additional 520,000 shares of Common Stock (the “Additional Commitment Shares” and, together with the Initial Commitment Shares, the “Commitment Shares”) to the Holder; and

WHEREAS, the Company desires to enter into a Registration Rights Agreement with the Holder whereby the Company shall commit to registering the Commitment Shares with the Securities and Exchange Commission pursuant to a Registration Statement as soon as reasonably practicable after issuing the Initial Commitment Shares to the Holder, as consideration for the Holder entering into the Purchase Agreement.

NOW, in consideration of the mutual promises and undertaking set out herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, IT IS AGREED BY THIS NOTE as follows:

1.
Payments of Principal. On the Maturity Date, the Company shall pay to the Holder all outstanding Principal, together with all accrued and unpaid Interest thereon, in cash by wire transfer of immediately available funds to an account designated by the Holder in writing. All payments of Principal and Interest under this Note shall be made in lawful money of the United States of America.

2.
Interest.
(a)
Cash Interest. Interest shall accrue on the outstanding Principal at the rate of ten percent (10.0%) per annum (the “Cash Interest Rate”). Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
(b)
Payment of Interest. Accrued Interest shall be payable monthly in arrears, in cash, on or before the fifth (5th) Business Day of each calendar month (each, an “Interest Payment Date”), commencing on the first such date following the Issuance Date. Interest accrued but unpaid on any Interest Payment Date shall continue to accrue and shall be payable on the next succeeding Interest Payment Date or on the Maturity Date, whichever is earlier.
(c)
Default Interest. Upon the occurrence and during the continuance of an Event of Default, the outstanding Principal shall bear interest at a rate per annum equal to the Interest which would have otherwise been earned through the Maturity Date.
(d)
Business Day Convention. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.
(e)
Tax Withholding. All payments of Principal and Interest under this Note shall be made without deduction or withholding for any taxes, except as required by applicable law. If the Company is required by applicable law to deduct or withhold any tax from any payment of Principal or Interest, the Company shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.
3.
Prepayment.
(a)
Voluntary Prepayment. The Company may prepay all or any part of the outstanding principal at any time, from time to time, without any premium or penalty. Any such prepayment must include all accrued and unpaid interest on the prepaid amount through and including the date of prepayment and must be preceded by at least five (5) Business Days’ prior written notice to the Holder. Any partial prepayment shall be applied first to accrued and unpaid Interest, then to outstanding Principal. For the avoidance of doubt, upon any prepayment of all or any portion of the Principal, the Company shall have no obligation to pay Interest on the amount so prepaid for any period following the date of such prepayment.
(b)
Mandatory Prepayment. If the Bitcoin VWAP is equal to or less than a Trigger Price set forth in the table below (each, a “Prepayment Trigger Event”), the Holder may, by written notice to the Company delivered simultaneously to legal@foldapp.com and finance@foldapp.com (a “Prepayment Trigger Notice”), require the Company to prepay outstanding Principal in the corresponding amount set forth opposite such Trigger Price (each, a “Triggered Prepayment Amount”), together with all accrued and unpaid Interest on the amount so prepaid through and including the date of such prepayment:

Trigger Price (Bitcoin VWAP)	Triggered Prepayment Amount
Tier 1: $45,000 (based on 12h Bitcoin VWAP)	Up to 25% of the outstanding principal amount plus all accrued and unpaid Interest
Tier 2: $40,000 (based on 6h Bitcoin VWAP)	Up to 50% of the outstanding principal amount plus all accrued and unpaid Interest
Tier 3: $37,000 (based on Coinmarketcap BTC Price)	Up to 100% of the outstanding principal amount plus all accrued and unpaid Interest

The Company shall pay the applicable Triggered Prepayment Amount within ten (10) hours following receipt of the Prepayment Trigger Notice; provided, that if the Prepayment Trigger

Notice is received outside of Business Hours, the time period for repayment shall commence at 8:00 a.m. Eastern Time on the next Business Day. Payment shall be made by wire transfer of immediately available funds (in U.S. dollars) to a bank account designated by the Holder in such Prepayment Trigger Notice or, solely at the Company’s option, by delivery of bitcoin to the Holder’s Bitcoin Address, valued at the applicable Trigger Price. In the event the Company elects to deliver bitcoin in satisfaction of a Triggered Prepayment Amount, the Principal under this Note shall be reduced by the corresponding U.S. dollar cash value of the bitcoin so delivered. Each Prepayment Trigger Notice shall specify the applicable Trigger Price, the Trading Day on which the Prepayment Trigger Event occurred, the corresponding Triggered Prepayment Amount, and the bitcoin equivalent amount for any Triggered Prepayment Amount. For the avoidance of doubt, each Trigger Price may only be exercised once, and any Triggered Prepayment Amount previously paid in respect of a given Trigger Price shall not be required to be paid again. In the event a Prepayment Trigger Notice is delivered as a result of decreasing bitcoin prices while another Prepayment Trigger Notice is in effect and has not yet been repaid, the Prepayment Trigger Notice resulting from the lowest Trigger Price shall govern with respect to the amount to be repaid but shall not extend the time period for repayment. For example, if a Prepayment Trigger Notice as a result of the bitcoin price reaching Tier 3 ($35,000 or less) is issued at 10:00 a.m. Eastern Time after another Prepayment Trigger Notice as a result of the bitcoin price reaching Tier 2 ($40,000 or less) was issued previously at 9:00 a.m. Eastern Time, the prepayment requirements with respect to the outstanding principal amount to be repaid pursuant to the Tier 3 Prepayment Trigger Notice (in this case, 100%) shall govern but the time for repayment shall not be extended by the issuance of such Tier 3 Prepayment Notice beyond the time period for prepayment under the Tier 2 Prepayment Notice (which is 7:00 p.m.), and as a result 100% of outstanding principal amount must be prepaid by 7:00 p.m. Eastern Time. A Prepayment Trigger Notice must be delivered no later than one (1) Business Day following the day on which the applicable Prepayment Trigger Event occurred.

(c)
Change of Control. Upon the occurrence of a Change of Control (as defined in Section 12(e)), the Holder may require Company to prepay the outstanding Principal, together with all accrued and unpaid Interest and all other amounts payable under this Note, in cash by wire transfer of immediately available funds to an account designated by the Holder in writing on the Business Day immediately preceding the consummation of such Change of Control.
(d)
Renewal. The Maturity Date may be extended for one (1) additional period of twelve (12) months by mutual written consent of the Company and the Holder (a “Renewal Consent”), and subject to compliance with the Purchase Agreement, including the issuance of the Renewal Commitment Shares (as defined in the Purchase Agreement) thereunder, as further described in Section 12. Upon delivery of a Renewal Consent, the Maturity Date shall be extended to the last day of the Renewal Term (as defined in Section 12) and all covenants, obligations and terms of this Note and the Purchase Agreement shall continue in full force and effect during the Renewal Term.

4.
Ranking; Unsecured Obligation. This Note is subject to the escrow provisions of Section 8 of the Purchase Agreement and shall not constitute a binding obligation of the Company unless and until the Closing (as defined in the Purchase Agreement) has occurred. In the event the Closing does not occur, this Note shall be deemed void ab initio and shall be of no force or effect and the Company shall have no obligations hereunder. All of the proceeds of this Note shall be applied by the Company to satisfy and discharge the Indebtedness under the June 2025 Amended Investor Note (as that term is defined in the Company’s Quarterly Report on Form 10-Q filed November 11, 2025). This Note shall constitute a senior unsecured obligation of the Company, ranking (i) senior in right of payment to all existing and future Indebtedness of the Company and its Subsidiaries that is expressly subordinated in right of payment to this Note, and (ii) pari passu in right of payment with all existing and future unsecured, unsubordinated Indebtedness of the Company. This Note is an unsecured obligation. The Holder has no lien on, security interest in, or other encumbrance upon any assets or properties of the Company or any of its Subsidiaries in respect of the obligations under this Note.
5.
Covenants. So long as any Principal or Interest remains outstanding under this Note, the Company covenants and agrees as follows:
(a)
Incurrence of Indebtedness. Without the consent of the Holder, the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly incur, assume, guarantee, or otherwise become liable for any future Indebtedness subsequent to the Issuance Date that is in an aggregate principal amount exceeding $25,000,000 (the “Permitted Debt Cap”). For the purpose of calculating the Permitted Debt Cap, the following shall be excluded: (i) guarantees of Indebtedness or any other Indebtedness incurred for the purpose of operating the Company’s credit card program, including for credit facilities to fund receivables or bank reserves, which, notwithstanding anything to the contrary elsewhere in this Note, may be secured by a first priority lien on credit card receivables; and (ii) Indebtedness under this Note. For the avoidance of doubt, nothing in this Section 5 or elsewhere in this Note shall prohibit or restrict any liens, including first priority liens, securing indebtedness excluded from the Permitted Debt Cap under Section 5(a)(i)-(ii), provided, however, that any Indebtedness secured by a lien (other than such Indebtedness referenced in Section 5(a)(i)-(ii) hereof) shall not be excluded and shall count towards the Permitted Debt Cap.
(a)
Preservation of Existence. The Company shall maintain and preserve its corporate existence, rights, and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary; provided, that a wholly-owned Subsidiary may merge or consolidate into the Company or another wholly-owned Subsidiary.
(b)
Compliance with Laws. The Company and its Subsidiaries shall comply with all applicable laws, rules, regulations, and orders in all material respects, and shall maintain all permits, licenses, and authorizations necessary to conduct their respective businesses, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(c)
Taxes. The Company and its Subsidiaries shall pay when due all material taxes, fees, or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries, except where (i) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect on the Company or any of its Subsidiaries, or (ii) such taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP.
(d)
Financial Reporting. So long as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company shall timely file all periodic reports required thereunder (giving effect to any permissible extensions in accordance with Rule 12b-25 under the 1934 Act). If the Company ceases to be subject to such reporting requirements, the Company shall provide to the Holder: (i) audited annual financial statements within ninety (90) days of each fiscal year-end, and (ii) unaudited quarterly financial statements within forty-five (45) days of each fiscal quarter-end, in each case prepared in accordance with GAAP.
(e)
Notice of Default. The Company shall provide prompt written notice to the Holder (and in any event within two (2) Business Days) of the occurrence of any Event of Default or any event that, with the passage of time or giving of notice or both, would constitute an Event of Default, together with a description of the nature thereof and the steps, if any, being taken to cure such default.
(f)
Books and Records. The Company will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and its Subsidiaries in accordance with GAAP.
6.
Events of Default.
(a)
Events of Default. Each of the following events shall constitute an “Event of Default”:
(i)
Payment Default. The Company fails to pay (A) any amount of Principal when due, or (B) any amount of Interest when due, and such failure continues for three (3) Business Days after the date on which such payment was due;
(ii)
Covenant Default. The Company breaches any covenant or material agreement contained in this Note or the Purchase Agreement and such breach, if curable, remains uncured for a period of ten (10) consecutive calendar days after the earlier of (x) the date of receipt by the Company of written notice from the Holder specifying such breach and (y) the date the Company obtains knowledge of such breach;
(iii)
Bankruptcy. (A) The Company or any material Subsidiary commences a voluntary case or proceeding under any applicable federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, trustee, assignee, custodian, liquidator, sequestrator, or similar official of the Company or any material Subsidiary or of any substantial part of the property of the Company or any material Subsidiary, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due; or (B) an involuntary case or proceeding is commenced against the Company or any material Subsidiary under any applicable federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law, and such case or proceeding remains undismissed for a period of sixty (60) consecutive days;
(iv)
Delisting. The Common Stock (as defined in Section 12) ceases to be listed or quoted on an Eligible Market for a period of ten (10) consecutive Trading Days.
(v)
Cross-Default. The Company or any Subsidiary fails to pay any principal, interest, fee or any other amounts payable with respect to any other Indebtedness having an aggregate principal amount exceeding $1,000,000 when due (following any applicable notice or grace periods), or any event occurs that enables the holder of such Indebtedness to accelerate the maturity thereof.
(b)
Remedies Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default and after any applicable notice and cure period:
(i)
Acceleration. The Holder may, by written notice to the Company, declare all outstanding Principal, accrued and unpaid Interest, and all other amounts payable under this Note to be immediately due and payable in cash, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Company.
(ii)
Other Remedies. The Holder shall have all rights and remedies available under this Note, the Purchase Agreement, and applicable law, including the right to seek specific performance and injunctive relief. The remedies provided herein shall be cumulative and not exclusive of any other remedies available at law or in equity.
7.
Transfer; Reissuance.
(a)
Transfer Restrictions. During the twelve (12) month period following the Issuance Date, the Holder may not assign or transfer this Note, in whole or in part, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed). Following such twelve (12) month period, the Holder may assign or transfer this Note without the Company’s consent; provided, that (A) such transfer complies with all applicable laws, including applicable securities laws, (B) the transferee agrees in writing to be bound by the terms of this Note and the Purchase Agreement, and (C) the Holder provides written notice to the Company within five (5) Business Days of such transfer; provided, further, that in the event of any transfer or assignment of this Note, the mandatory prepayment right described in Section 3(b) herein shall not transfer to any assignee or transferee without the prior written consent of the Company explicitly approving the assignment or transfer of that right. For the avoidance of doubt, the Company’s consent to the assignment or transfer to the Note as a whole shall not be deemed to be consent to the assignment or transfer of the right described in Section 3(b) unless the Company explicitly states so in such consent.
(b)
Mechanics of Transfer. If this Note is to be transferred in accordance with Section 7(a), the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 7(e)), representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 7(e)) to the Holder representing the outstanding Principal not being transferred.
(c)
Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft, or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form, and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 7(e)) representing the outstanding Principal.
(d)
Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 7(e) and in principal amounts of at least $1,000,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.
(e)
Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 7(b) or Section 7(d), the Principal designated by the Holder which, when added to the Principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest of this Note, from the Issuance Date.
(f)
Company Assignment. The Company may not assign its obligations under this Note without the prior written consent of the Holder.
(g)
For the avoidance of doubt, this Note shall be interpreted in a manner consistent with treating the interest paid hereunder as paid on an obligation in registered form for purposes of Section 871(h) of the Internal Revenue Code of 1986, as amended.
8.
Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder under this Note.
9.
Amendments. No provision of this Note may be amended, modified, or waived except by an instrument in writing signed by the Company and the Holder. Any amendment, modification, or waiver so effected shall be binding upon the Company, the Holder, and each future holder of this Note.
10.
Remedies; Characterization; Waivers.
(a)
Cumulative Remedies. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law, or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.
(b)
Characterization. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).
(c)
Waiver of Notice. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default, or enforcement of this Note and the Purchase Agreement.
11.
Miscellaneous.
(a)
Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(b)
Jurisdiction. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York and the State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is brought in an inconvenient forum, or that the venue of such suit, action, or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.
(c)
Jury Trial Waiver. THE COMPANY AND THE HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS NOTE.
(d)
Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor.
(e)
Cancellation. After all Principal, accrued Interest, and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation, and shall not be reissued.
(f)
Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular, and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note.
(g)
Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid, or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof.

(h)
Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.
(i)
No Personal Liability. No recourse under this Note or under any document or instrument delivered in connection herewith or therewith shall be had against any past, present, or future shareholder, employee, officer, or director of the Company or of any predecessor or successor entity of the Company, either directly or through the Company or any predecessor or successor entity of the Company, whether by virtue of any statute or rule of law, enforcement of any assessment, or penalty or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder and as part of the consideration for the issuance of this Note.
(j)
No Equity Rights; Non-Convertibility. This Note is not convertible into or exchangeable for any of the equity securities, other securities, or assets of the Company or any Subsidiary of the Company. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to or after repayment of this Note, the right to vote or to consent or to receive notice as a stockholder of the Company in respect of meetings of stockholders for the election of directors of the Company or any other matter, or any other rights whatsoever as a stockholder of the Company. The Holder, solely by virtue of holding this Note, shall have no equity interest in the Company and no rights as a stockholder of the Company.
(k)
Effectiveness; Escrow. This Note has been executed and delivered into escrow pursuant to Section 8 of the Purchase Agreement. This Note shall not constitute a binding obligation of the Company, and no obligations of the Company hereunder shall arise, unless and until the Closing (as defined in the Purchase Agreement) has occurred, and this Note has been released from escrow in accordance with the Purchase Agreement. In the event the Closing does not occur, this Note shall be deemed void ab initio, shall be of no force or effect and shall be deemed never to have been executed or delivered.

12.
Definitions. As used in this Note, the following terms shall have the following meanings:
(a)
“12h Bitcoin VWAP” means, with respect to any date of determination, the volume-weighted average Coinmarketcap BTC Price for the twelve (12) hour period measuredmeasured.

(b)
“6h Bitcoin VWAP” means, with respect to any date of determination, the volume-weighted average Coinmarketcap BTC Price for the six (6) hour period measured.

(c)
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by law to remain closed, or in fact closed, in the State of New York.

(d)
“Business Hours” means between the hours of 8:00 am to 8:00 pm Eastern Time on a Business Day.

(e)
“Change of Control” means (i) a merger, consolidation, or reorganization of the Company with any other entity; (ii) a sale of all or substantially all of the Company’s assets; or (iii) any person or group becoming the beneficial owner of more than 50% of the Company’s voting stock.

(f)
“Coinmarketcap BTC Price” is the price of bitcoin (BTC/USD) as reported on https://coinmarketcap.com/currencies/bitcoin/ at any given time (or, if such pricing information is no longer available, a successor pricing source or, in the absence thereof, a comparable pricing source selected by the Holder in good faith).

(g)
“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

(h)
“Bitcoin Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of bitcoin.

(i)
“Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, or the Nasdaq Global Market.

(j)
“GAAP” means United States generally accepted accounting principles, consistently applied.

(k)
“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or similar instruments; (c) all obligations under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all guarantees of Indebtedness of others; and (g) all capital lease obligations.

(l)
“Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, or other similar restriction.

(m)
“Material Adverse Effect” means any material adverse effect on (i) the business or operations of the Company and its Subsidiaries, taken as a whole, (ii) the transactions contemplated by the Transaction Documents, or (iii) the authority or ability of the Company to perform any of its obligations under any of the Transaction Documents.

(n)
“Maturity Date” means the date that is twelve (12) months following the Issuance Date (the “Initial Maturity Date”); provided that, the parties may, subject to Section 3(d) hereof, elect to extend the Maturity Date for one (1) additional period of twelve (12) months following the Initial Maturity Date (the “Renewal Term”), in which case the “Maturity Date” shall mean the last day of the Renewal Term. For the avoidance of doubt, the renewal option may only be exercised by mutual written consent of the Company and the Holder, and neither party shall be obligated to consent to any renewal.
(o)
“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity, or a government or any department or agency thereof.
(p)
“Subsidiary” means any Person in which the Company, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person, or (ii) controls or operates all or any part of the business, operations, or administration of such Person, and all of the foregoing, collectively, “Subsidiaries.”
(q)
“Trading Day” means a day on which national stock exchanges in the United States are open for trading.
(r)
“Transaction Documents” means, collectively, this Note, the Purchase Agreement, and each of the other agreements and instruments entered into or delivered by any of the parties in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

[Signature Page Follows]

In Witness Whereof, the Company has caused this Note to be duly executed on the Issuance Date set out above.

COMPANY:

FOLD HOLDINGS, INC.

By: /s/ Will Reeves

Name: Will Reeves

Title: Chief Executive Officer

Senior Unsecured Promissory Note — Signature Page

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[***]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of February 25, 2026, is by and among Fold Holdings, Inc., a Delaware corporation (the “Company”), and SATS Credit Fund LP (the “Holder”).

RECITALS

A. In connection with the Purchase Agreement by and between the parties hereto, dated as of February 25, 2026 (the “Purchase Agreement”), the Company has agreed, upon the terms and subject to the conditions of the Purchase Agreement, to issue and sell to the Holder (i) the Note (as defined in the Purchase Agreement) and (ii) 520,000 Commitment Shares (as defined in the Purchase Agreement), which Note may be renewed upon mutual consent and upon the issuance of 520,000 additional shares of Common Stock.

B. To induce the Holder to consummate the transactions contemplated by the Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1. Definitions.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

(a)
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)
“Filing Deadline” means, with respect to a Registration Statement required to be filed pursuant to Section 2(a), the forty-fifth (45th) calendar day following the date of issuance of the Commitment Shares and, if applicable, the forty-fifth (45th) calendar day following the date of issuance of the Renewal Commitment Shares, provided, however, that if the Filing Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Filing Deadline shall be extended to the next Business Day on which the SEC is open for business.

(c)
“Investor” means the Holder or any transferee or assignee of any Registrable Securities or Notes, as applicable, to whom the Holder assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 7 and any transferee or assignee thereof to whom a transferee or assignee of any Registrable Securities assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 7.

(d) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

(e) “register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements in compliance with the 1933 Act and pursuant to Rule 415 and the declaration of effectiveness of such Registration Statement(s) by the SEC.

(f) “Registrable Securities” means the (i) Commitment Shares and (ii) the Renewal Commitment Shares (as defined in the Purchase Agreement), if and when issued.

(g) “Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering the Registrable Securities.

(h) “Rule 144” means Rule 144 promulgated by the SEC under the 1933 Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration.

(i) “Rule 415” means Rule 415 promulgated by the SEC under the 1933 Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC providing for offering securities on a continuous or delayed basis.

(j) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

2. Registration.

(a) Mandatory Registration. The Company shall prepare and, as soon as practicable but no later than the relevant Filing Deadline, file with the SEC a Registration Statement to permit the public resale of all the Registrable Securities held by any Investor from time to time as permitted by Rule 415 under the 1933 Act (or any successor or similar provision adopted by the SEC then in effect) on the terms and conditions specified in this Section 2(a) and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof. The Registration Statement filed with the SEC pursuant to this Section 2(a) shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a prospectus in such form as to permit the Investor to sell such Registrable Securities pursuant to Rule 415 under the 1933 Act (or any successor or similar provision adopted by the SEC then in effect) beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2(a) shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Investor. The Company shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Investor until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2(a), the Company shall notify the Investor of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2(a) (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

(b) Piggyback Registrations. Without limiting any obligation of the Company hereunder or under the Purchase Agreement, if there is not an effective Registration Statement covering all of the Registrable Securities or the prospectus contained therein is not available for use and the Company shall determine to prepare and file with the SEC a Registration Statement or offering statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities (other than on Form S-4 or Form S-8 (each as promulgated under the 1933 Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans), then the Company shall deliver to each Investor a written notice of such determination and, if within five (5) days after the date of the delivery of such notice, any such Investor shall so request in writing, the Company shall include in such Registration Statement or offering statement all of such Registrable Securities such Investor requests to be registered; provided, however, the Company shall not be required to register any Registrable Securities pursuant to this Section 2(b) that are eligible for resale pursuant to Rule 144 without restriction (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or that are the subject of a then-effective Registration Statement.

3. Related Obligations.

The Company shall use its commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof, and, pursuant thereto, the Company shall have the following obligations:

(a) The Company shall notify each Investor of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, may include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such Registration Statement and such prospectus contained therein to correct such untrue statement or omission.

(b) The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of each Registration Statement or the use of any prospectus contained therein, or the suspension of the qualification, or the loss of an exemption from qualification, of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment.

(c) The Company shall use its commercially reasonable efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

(d) Neither the Company nor any of its subsidiaries has entered, as of the date hereof, nor shall the Company or any of its subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to any Investor in this Agreement or otherwise conflicts with the provisions hereof.

4. Obligations of the Investors.

(a) At least five (5) Business Days prior to the first anticipated filing date of each Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from each such Investor with respect to such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall promptly furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(b) Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

(c) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(b) or the first sentence of 3(a), such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(b) or the first sentence of Section 3(a) or receipt of notice that no supplement or amendment is required.

5. Expenses of Registration.

All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3 shall be paid by the Company.

6. Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Investor, its officers, directors and agents and each Person who controls such Investor (within the meaning of the 1933 Act) from and against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable attorneys’ fees) (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), resulting from any untrue or alleged untrue statement of any material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as the Claim arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Investor expressly for use therein.

(b) In connection with any Registration Statement in which an Investor is participating, each Investor, in signing this Registration Rights Agreement or acceding to its terms as a transferee in accordance with Section 7(c), agrees to indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the 1933 Act) from and against Claims resulting from any untrue statement of any material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Investor expressly for use therein; provided, however, it is agreed that this indemnification is several, not joint and several, among such Investors, and the liability of each such Investor shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a Claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such Claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such Claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, stockholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the transfer of Registrable Securities. The Company and each Investor participating in a registration also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Investor’s indemnification is unavailable for any reason.

(e) If the indemnification provided under Section 6 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or related to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action

7. Assignment of Registration Rights.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) The Holder may assign or delegate its rights, duties or obligations under this Agreement, in whole or in part, to any Person to whom it transfers Registrable Securities, provided that such Registrable Securities remain Registrable Securities following such transfer and such Person agrees to become bound by the terms and provisions of this Agreement in accordance herewith.

(c) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 7 shall be null and void.

8. Amendment of Registration Rights.

Provisions of this Agreement may be amended, and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9. Miscellaneous.

(a) Solely for purposes of this Agreement, a Person is deemed to be a holder of Registrable Securities whenever such Person owns, or is deemed to own, of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from such record owner of such Registrable Securities.

(b) Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt of the intended recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the Company at:

If to the Company:

Fold Holdings, Inc.

2942 North 24th St.

Suite 115, #42035

Phoenix, AZ 85016

Attention: Legal Department

Email: [***]

If to the Holder, to its mailing address and/or email address set forth in the Purchase Agreement.

(c) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. The Company and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by any other party hereto and to enforce specifically the terms and provisions hereof (without the necessity of showing economic loss and without any bond or other security being required), this being in addition to any other remedy to which any party may be entitled by law or equity.

(d) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in the City of New York or of the United States District Court for the Southern District of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(f) This Agreement and the instruments referenced herein constitute the entire agreement among the parties hereto and thereto solely with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto solely with respect to the subject matter hereof and thereof.

(g) This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto. This Agreement is not for the benefit of, nor may any provision hereof be enforced by, any Person, other than the parties hereto, their respective permitted successors and assigns and the Persons referred to in Section 6 hereof.

(h) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(i) This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an email which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(j) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9. Termination. This Agreement shall automatically terminate and be of no further force or effect at such time as there are no longer any Registrable Securities outstanding.

[Signature page follows]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY: FOLD HOLDINGS, INC.

By:	/s/ Will Reeves
	Name:	Will Reeves
	Title:	Chief Executive Officer

HOLDER: SATS CREDIT FUND LP

By: By:	SATS Credit Fund GP LLC, its general partner /s/ Jonathan Kirkwood
	Name:	Jonathan Kirkwood
	Title:	Managing Member

Signature Page to Registration Rights Agreement

Fold Eliminates its Convertible Debt; Emerges with Simplified Capital Structure and Strengthened Balance Sheet to Accelerate Growth

PHOENIX, February 27, 2026 — Fold Holdings, Inc. (NASDAQ: FLD) (“Fold” or the “Company”), a bitcoin financial services company making it easy for individuals to earn, save, and spend bitcoin through everyday financial tools, today announced the successful execution of a series of strategic capital transactions designed to bolster its financial flexibility, simplify its balance sheet, and position the company for its next phase of growth, including the anticipated launch and scaling of the Fold Credit Card.

The restructuring achieves several critical objectives for the company:

●
Simplified, Flexible Capital Structure. These transactions resulted in the extinguishment of two convertible note obligations with a combined principal value of $66.3 million. The company now operates with no convertible notes outstanding, eliminating the complex restrictive covenants, consent requirements, and execution friction associated with those previous instruments. This simplification restores greater operational and financing flexibility.
●
Stronger Balance Sheet. 521 of the Company’s bitcoin were released as collateral pursuant to these transactions. These assets can now be strategically leveraged to support operational expenses, credit card warehouse and reserve requirements, or to secure more favorable future financing arrangements.
●
Significant Reduction in Potential Share Dilution. The extinguishment of the convertible notes was accomplished primarily through non-dilutive means, and has resulted in the removal of an estimated 8.0 to 10.0 million shares from the fully diluted share count, including potential shares issued to cover future interest payments.

“Management remains focused on leveraging our new financial position to deliver on its product roadmap and drive long-term shareholder value,” said Will Reeves, Chairman and Chief Executive Officer of Fold. “By removing restrictive legacy structures and simplifying our balance sheet, we have opened up operating flexibility that is essential to pursue our growth roadmap with increased confidence and optionality. That includes the anticipated launch of the Fold Credit Card, expansion into enterprise financial services, and incubating a number of exciting new products across the consumer and enterprise finance category. Fold’s primary focus is our operating company, and we’ve taken steps to ensure our bitcoin treasury and capital structure are built to accelerate and scale it.”

“By retiring these convertible instruments, we’re creating direct value for shareholders through a stronger balance sheet, reduced debt, and increased flexibility to capitalize on market opportunities,” said Wolfe Repass, Chief Financial Officer of Fold. “Eliminating the convertible notes meaningfully simplifies our capital structure and removes a significant overhang from our business. With a cleaner balance sheet and greater flexibility, we are now positioned to more aggressively invest in scaling our operating businesses.”

About Fold

Fold (NASDAQ: FLD) is the first publicly traded bitcoin financial services company, making it easy for individuals and businesses to earn, save, and use bitcoin. Fold is at the forefront of integrating bitcoin into everyday financial experiences. Through innovative products like the Fold App, Fold Bitcoin Gift Card™, and Fold Debit Card™, the company is building the bridge between traditional finance and the bitcoin-powered future.

For investor inquiries, please contact:

Orange Group

Samir Jain, CFA

FoldIR@orangegroupadvisors.com

For media inquiries, please contact:

Jessica Starman, MBA

media@foldapp.com

Forward-Looking Statements:

The information in this press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements that are not statements of historical fact are forward-looking statements. Forward-looking statements may be identified by the use of words such as “may,” “could,” “would,” “should,” “predict,” “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include information about our anticipated credit card and future financial products or services. These statements are based on assumptions and on the current expectations of Fold’s management and are not predictions of actual events. Many actual events and circumstances are beyond the control of Fold. These forward-looking statements are subject to a number of risks and uncertainties, including: (i) changes in domestic and foreign business, market, financial, political and legal conditions, including volatility in the price of bitcoin; (ii) the failure to realize to obtain appropriate financing necessary for the credit card program or other products; (iii) our continued ability to implement business plans and appropriate technology infrastructure; (iv) our continued access to and cooperation with necessary third party partners for various product offerings, including the credit card; and (v) those factors discussed in Fold’s filings with the Securities and Exchange Commission. If any of these risks materialize or Fold’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. While Fold may elect to update these forward-looking statements at some point in the future, Fold specifically disclaims any obligation to do so, except as required by law.